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Exhibit 99.(a)(30)

        THIS LETTER, AND THE ENCLOSED STATUTORY NOTICE, ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, another appropriately authorised independent financial adviser.

  UCB S.A. Allée de la Recherche 60, B-1070 Brussels (Belgium)

12 July 2004

To holders of Celltech Shares who have not yet validly accepted the Offer

Dear Shareholder

Recommended Cash Offer for Celltech Group plc
Compulsory acquisition of your Celltech Shares

We refer to the Offer that we, and (outside the United States) Lazard & Co., Limited on our behalf, made on 19 May 2004 for the whole of the issued and to be issued share capital of Celltech Group plc ("Celltech").

The terms of the Offer are as set out in the offer document dated 19 May 2004 (the "Offer Document") and provide for your Celltech Shares to be acquired on the following basis:

for each Celltech share                        550 pence in cash

The Offer was declared wholly unconditional on 6 July 2004 and we have now acquired or contracted to acquire over 90 per cent. of the Celltech Shares to which the Offer relates.

Under the Companies Act 1985, we are now entitled to acquire, on the terms of the Offer, all of the outstanding Celltech Shares for which valid acceptances of the Offer have not yet been received. According to the records of the Receiving Agent, you had not validly accepted the Offer by 9 July 2004. You will, therefore, find enclosed with this letter the statutory notice advising you that we now intend to exercise our right under section 429 of the Companies Act 1985 to acquire compulsorily your Celltech Shares (the "Statutory Notice").

The Statutory Notice has the effect that the Celltech Shares now held by you will be transferred to us on 24 August 2004. After the transfer, you will be entitled to receive the consideration available to you under the Offer by applying in writing (including your Celltech Share certificate(s), if relevant) to Celltech for the release of such consideration. Please note therefore that the consideration will not be automatically issued to you on 24 August 2004, but only with your written instruction.

If you wish to receive the consideration available to you more quickly, you can still do so by accepting the Offer, which remains open for acceptance. If you wish to accept the Offer, you should complete, sign and return the enclosed Form of Acceptance in accordance with the instructions printed on it (but disregarding references to the date by which the form needs to be received) and return it, together with your Celltech share certificate(s) (if relevant), to the Receiving Agent, Capital IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, in the reply paid envelope provided.

If you hold your Celltech Shares in uncertificated form, please refer to the Form of Acceptance for the CREST procedure which must be followed in order to accept the Offer.

In order that your form can be processed, please ensure that:

•
the form has been signed by all shareholders;

•
all signatures have been witnessed; and

•
your Celltech share certificate is enclosed.

If you cannot locate your Celltech share certificate, please contact the Helpline and the steps you need to take will be explained to you.

Once the Receiving Agent has received your correctly completed Form of Acceptance and Celltech share certificate, your consideration will be despatched by cheque within fourteen days.

Alternatively, except in the case of certain Overseas Shareholders as set out in the Offer Document, you may elect to receive Loan Notes instead of all or part of the cash consideration to which you would otherwise be entitled in respect of your Celltech Shares on the basis of £1 nominal value of Loan Notes for every £1 of cash consideration. Summary particulars of the Loan Notes are set out in the Offer Document. If you wish to elect to receive Loan Notes, you should complete the relevant box in the Form of Acceptance. Please note that the Loan Note Alternative will not be available after the end of the compulsory acquisition process, 24 August 2004.

Celltech has applied to the UK Listing Authority to cancel the official listing of Celltech's ordinary shares with effect from 10 August 2004. Trading in Celltech ordinary shares on the London Stock Exchange will be discontinued with effect from the same date.

If you do not accept this Offer by 24 August 2004 and do not apply to the Court in the terms set out in the Statutory Notice, and we have not otherwise acquired or contracted to acquire your Celltech Shares, your Celltech Shares will be acquired by us pursuant to and in accordance with Part XIIIA of the Companies Act 1985 on the basis of 550 pence in cash for each Celltech Share.

If you require a copy of the Offer Document or if you have any queries regarding this letter or as to how to complete the Form of Acceptance, please contact the Helpline on 0870 162 3118 (if calling from the UK), 800 261 1054 (if calling from the US) or +44 208 639 2157 (if calling from elsewhere).

Yours faithfully
/s/ BARON JACOBS
Baron Jacobs Director for and on behalf of UCB S.A.

If you have already validly accepted the Offer in respect of your Celltech Shares, please ignore this letter and its enclosures.

If you have sold or otherwise transferred all your Celltech Shares, please send this letter, together with the accompanying statutory notice, as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into Australia, Belgium, Canada or Japan or any other jurisdiction if such action would constitute a violation of the relevant laws in such jurisdiction.

Words or expressions defined in the Offer Document have the same meanings (save where the context otherwise requires) in this letter.

The Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor is it being made in or into Australia, Belgium or Japan and the Offer is not capable of acceptance from within Australia, Belgium, Canada or Japan. Accordingly, unless otherwise determined by UCB and permitted by applicable law and regulation, neither copies of this letter and any other documents relating to the Offer are being, or may be, mailed or otherwise distributed or sent in, into or from Australia, Belgium, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

All Celltech Shareholders (including nominees, trustees or custodians) who would, or otherwise intend to, forward this letter and/or the Form of Acceptance, should read the details in this regard which are contained in paragraph 6 of Part B of Appendix I on pages 38–39 of the Offer Document before taking any action.

Lazard & Co., Limited ("Lazard") is acting for UCB and no one else in connection with the Offer and will not be responsible to any person other than UCB for providing the protections afforded to clients of Lazard, or for providing advice in relation to the Offer, the contents of this letter or any transaction or arrangement referred to herein.

The directors of UCB accept responsibility for the information contained in this letter. To the best of the knowledge and belief of such directors (who have taken all reasonable care to ensure that such is the case) the information contained in this letter is in accordance with the facts and does not omit anything likely to affect the import of such information.

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  Exhibit 99.(a)(30)
Recommended Cash Offer for Celltech Group plc Compulsory acquisition of your Celltech Shares